Exhibit W

           SUBSCRIPTION AGREEMENT, AND BILL OF SALE AND AGREEMENT
                    REGARDING ASSUMPTION OF LIABILITIES


     THIS SUBSCRIPTION AGREEMENT, AND BILL OF SALE AND AGREEMENT REGARDING ASSUMPTION OF LIABILITIES (the "Agreement") is made and entered into as of the 3rd day of December, 1997, by and among Federated Development Inc., a Delaware corporation ("Federated"), Charles E. Hurwitz ("CEH") (Federated and CEH collectively referred as the "Subscribers") and Federated Development Investments, LLC, a Texas limited liability company (the "Company") in which Subscribers have agreed to become members and unit holders.

                            W I T N E S S E T H:

     WHEREAS, Subscribers have caused the Company to be formed as a limited liability company under the Texas Limited Liability Company Act, Tex. Rev. Civ. Stat Art. 1528n (the "Act"); and

     WHEREAS, upon the organization of the Company, Subscribers will be the only members and unit holders of the Company; and

     WHEREAS, in connection with the organization of the Company, and in consideration of the Company's issuance to the Subscribers of units of membership in the Company ("Units") (or, in the case of CEH, partially in consideration of such issuance of Units), the Subscribers have agreed to contribute, assign, convey and set over to the Company certain of their respective assets; and,

     WHEREAS, in connection with the contribution of assets by CEH, in addition to its issuance of Units to CEH, the Company has agreed to assume certain liabilities of CEH in connection therewith; and

     WHEREAS, the parties further contemplate that CEH may contribute additional assets to the Company, in the form of a direct contribution of such assets or by transferring to the Company ownership of one or more entities owning such assets; and in the event of such an additional contribution, the parties' ownership of Units will be adjusted so as to give retroactive effect to such contribution and the relative value of the assets so contributed; but in no event will the transactions set forth herein be subject to or conditioned upon such additional contribution taking place;

     NOW THEREFORE, in consideration of the mutual agreements set forth in this Agreement, the parties hereto agree as follows, intending to be legally bound hereby:

     SECTION 1. SUBSCRIPTION FOR UNITS. The Subscribers hereby subscribe for and agree to purchase and acquire, as members of the Company, the following number of Units of membership, representing in the aggregate the following respective percentages of ownership of the Company:

 SUBSCRIBER               NUMBER OF UNITS   PERCENTAGE OWNERSHIP

 Federated                      79                   79%
 CEH                            21                   21%
                               ---                  ---

      Total                    100                  100%

The Company hereby accepts the above subscription for Units on the terms set forth in this Agreement.

     SECTION 2. CONTRIBUTION BY FEDERATED. In consideration of the Company's issuance of the above Units to Federated, Federated hereby grants, sells, transfers, conveys, assigns and delivers to the Company, its successors and assigns, to have and to hold forever, all of Sellers right, title and interest in and to that certain promissory note and related security agreement more particularly described as follows:

     Promissory note of Charles E. Hurwitz, as maker, payable to Federated Development Company as payee, dated July 6, 1989, in the original principal amount of $8,500,000, as modified by allonge dated July 6, 1994, as previously assigned to Federated Development, Inc., such note having an outstanding principal balance as of the date hereof in the amount of $2,200,000; together with all security therefor, as granted pursuant to and evidenced by a security agreement of CEH dated July 6, 1989 (all such obligations collectively referred to as the "Note").

In further consideration of the Company's issuance of such Units, Federated hereby further assigns, transfers and delivers to the Company all of Federated's interest in the cash, securities or other instruments representing the margin coverage (the "Margin Fund") in respect of the "Short Position," as hereinafter defined (Federated having acquired such Margin Fund from CEH simultaneously with the other transactions set forth herein pursuant to Section 5 hereof).

The Company hereby accepts and takes delivery of the Note and the Margin Fund, as Federated's contribution in respect of the Units to be issued to Federated hereunder, and as full consideration in payment therefor.

     SECTION 3. CONTRIBUTION BY CEH. In consideration of the Company's issuance to CEH of the Units set forth above, and in consideration of the Company's assumption of certain obligations of CEH as set forth in Section 4 below, CEH hereby grants, sells, transfers, conveys, assigns and delivers to the Company, its successors and assigns, to have and to hold forever, all of CEH's right, title and interest in and to the following assets (the "CEH Contributed Assets"):

     (a) Cash in the amount of $2,196,046 (representing proceeds received by CEH in connection with his establishing the "Short Position" defined below; and

     (b) 60,000 shares of stock of MAXXAM, Inc., a Delaware corporation ("MAXXAM"), having a market value as of the close of business on December 3, 1997 in the aggregate amount of $2,820,000.

The Company hereby accepts and takes delivery of the CEH Contributed Assets, as CEH's contribution in respect of the Units to be issued to CEH hereunder, and as full consideration in payment therefor; and the Company further agrees to assume certain liabilities of CEH in connection with the CEH Contributed Assets, as set forth in Section 4 of this Agreement.

     SECTION 4. ASSUMPTION OF LIABILITIES BY THE COMPANY. In consideration of the CEH Contributed Assets acquired by the Company hereunder, the Company has issued 21 Units to CEH as set forth above; and as further consideration for the CEH Contributed Assets, the Company hereby further accepts, assumes and agrees to fully perform all of CEH's obligations pursuant to and in connection with (a) the Note and (b) the closing of a short position in respect of U.S. Government securities established under CEH's account no. 624-12147-2-2-023 with Smith Barney (the "Short Position"), which Short Position represented a liability, measured at the close of business on December 3, 1997, in the amount of $2,194,500.

     SECTION 5.  TRANSFER OF SHORT POSITION; ASSIGNMENT OF MARGIN FUND.
CEH and the Company will direct and cause Smith Barney to transfer the Short Position, as it exists prior to such transfer, in an "open" status, and with all obligations intact in respect of closing such position, together with the entire Margin Fund covering such Short Position, to the Company's account no. 624-59444-1-5 with Smith Barney. Simultaneously with the consummation of the transactions set forth in this Agreement, CEH assigns, transfers and delivers to Federated all of his right in and to the Margin Fund; and Federated agrees to pay CEH in consideration thereof $132,050, which represents the cash value of the Margin Fund as of the date hereof.

     SECTION 6. ADOPTION OF CODE OF REGULATIONS. The Company and the Subscribers hereby adopt the Code of Regulations attached hereto as Exhibit A to serve as the regulations governing the operation and direction of the Company and its business and affairs.

     SECTION 7. POSSIBLE ADDITIONAL CONTRIBUTION AND REALLOCATION OF UNITS. The parties contemplate that at a future date Sage Southwest, Inc., a Texas corporation that is owned by CEH and Federated ("Sage") may contribute additional assets to the Company, either by direct transfer of such assets or by assigning and transferring to the Company ownership interests in one or more entities owning such assets. In the event such additional assets are so contributed to the Company, the additional contribution would be deemed to take place substantially simultaneously with the transactions set forth in this Agreement; and to that end, the parties agree that the number of Units issued to each Subscriber (or to each Subscriber and Sage), and their proportional ownership of the Company, would be retroactively revised, effective as of the date hereof, to give effect to the relative net value of all assets contributed by each Subscriber (and, if applicable, Sage) after giving effect to such additional contribution. The parties further acknowledge and confirm, however, that any such additional contribution of assets would be subject, among other matters, to (a) the receipt of any third-party consents necessary to give effect to the transfer of assets effected in connection with such contribution, and (b) the parties' complete satisfaction with all terms and conditions of such transfer and contribution. The transactions contemplated by this Agreement are in no respect contingent upon the completion, in whole or in part, of any such additional contribution of assets; and in the event such contribution of assets is for any reason not effected, the transactions set forth in this Agreement shall continue in full force and effect, without modification or abatement.

     SECTION 8. FURTHER ASSURANCES. From time to time hereafter, the parties shall each execute and deliver such additional or further instruments of conveyance, assignment and transfer, or instruments of assumption, as applicable, and take such actions as the other parties may reasonably request in order to more effectively convey and transfer the assets transferred and assigned hereunder, or as applicable, the obligations assumed hereby, all shall reasonably be necessary or appropriate in connection with carrying out the purpose of intent of this Agreement.

     SECTION 9. COUNTERPARTS. This Agreement may executed in counterparts, each of which when executed by the parties hereto shall be deemed an original and all of which together shall be deemed the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement, and Bill of Sale and Agreement Regarding Assumption of
Liabilities as of the date first written above.


                            SUBSCRIBERS:

                                 FEDERATED DEVELOPMENT, INC.

                                 By: /s/ James H. Paulin, Jr.
                                 Name:   James H. Paulin, Jr.
                                 Title:  Secretary-Treasurer



                                 /s/  Charles E. Hurwitz
                                      CHARLES E. HURWITZ



                            THE COMPANY:

                                 FEDERATED DEVELOPMENT INVESTMENTS, LLC.

                                 By:  Federated Development, Inc., its
                                      Manager

                                 By: /s/ James H. Paulin, Jr.
                                 Name:   James H. Paulin, Jr.
                                 Title:  Secretary-Treasurer